As filed with the Securities and Exchange Commission on August 7, 2019

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLACIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

MONTANA	81-0519541
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

49 Commons Loop, Kalispell, Montana 59901

(Address of principal executive offices)

Heritage Bancorp 2010 Stock Compensation Plan

(Full title of the plan)

RANDALL M. CHESLER

President & Chief Executive Officer

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

(Name and address of agent for service)

(406) 756-4200

(Telephone number, including area code, of agent for service)

Copies of communications to:

STEPHEN M. KLEIN, ESQ.

Miller Nash Graham & Dunn LLP

2801 Alaskan Way

Seattle, Washington 98121

(206) 777-7506

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value	235,248	(2)	$3,928,432 (2)	$476.13(2)

1.

Shares of Registrant’s common stock issuable upon exercise of options outstanding under the Heritage Bancorp 2010 Stock Compensation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

2.

Pursuant to Rule 457(h) under the Securities Act, the aggregate offering price and the registration fee have been computed upon the basis of the aggregate price for which outstanding options to purchase Registrant’s common stock pursuant to the Plan may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus related to the Plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March  31, 2019, and June 30, 2019;

(c) The Registrant’s Current Reports on Form 8-K filed (not furnished) on January 17, 2019, April 4, 2019, April 30, 2019, May 1, 2019, and August 1, 2019; and

(d) The description of the Registrant’s Common Shares contained in the Current Report on Form 8-K filed on October 31, 2012, and any subsequent amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part of hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 451 through 459 of Title 35, Chapter 1 of the Montana Business Corporation Act (the “Montana Code”) and the Company’s bylaws (the “Bylaws”), taken together, provide that the Company shall indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor to the Company, or is or was serving at the request of the Company or any predecessor to the Company as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of an improper personal benefit or in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company. The indemnification provisions of the Montana Code and the Company’s Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Montana Code and the Company’s Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

Indemnification of any person, as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.

The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with the Company.

The Company may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at the Company’s request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by such person in any of the aforementioned capacities, regardless of whether the Company would have the authority to indemnify such person.

Besides indemnification, the Company’s Articles of Incorporation contain a provision that limits the personal liability of the Company’s directors and officers to the Company or its shareholders for monetary damages to the fullest extent permitted by the Montana Code.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Registrant. Incorporated by reference to Exhibit 3.i to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 8, 2008.

4.2	Amended and Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3.ii to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 8, 2008.

5.1	Opinion of Moore, Cockrell, Goicoechea & Johnson, P.C., Registrant’s legal counsel, regarding legality of the common stock being registered.

23.1	Consent of Moore, Cockrell, Goicoechea & Johnson, P.C. (included in Exhibit 5.1).

23.2	Consent of BKD, LLP.

24.1	Power of Attorney (included on the signature page).

99.1	Heritage Bancorp 2010 Stock Compensation Plan.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on August 7, 2019.

GLACIER BANCORP, INC.

By:	/s/ Randall M. Chesler
Randall M. Chesler, President and
Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Randall M. Chesler and Ron J. Copher, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the dates indicated.

Signature	Title	Date

/s/ Randall M. Chesler Randall M. Chesler	President and Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2019

/s/ Ron J. Copher Ron J. Copher	Executive Vice President and Chief Financial Officer and Secretary (Principal Financial Accounting Officer)	August 7, 2019

/s/ Dallas I. Herron Dallas I. Herron	Chairman of the Board and Director	August 7, 2019

/s/ David C. Boyles David C. Boyles	Director	August 7, 2019

Signature	Title	Date

/s/ Sherry L. Cladouhos Sherry L. Cladouhos	Director	August 7, 2019

/s/ James M. English James M. English	Director	August 7, 2019

/s/ Annie M. Goodwin Annie M. Goodwin	Director	August 7, 2019

/s/ Craig A. Langel Craig A. Langel	Director	August 7, 2019

Douglas J. McBride	Director	August 7, 2019

/s/ John W. Murdoch John W. Murdoch	Director	August 7, 2019

/s/ George R. Sutton George R. Sutton	Director	August 7, 2019